Exhibit 10.8

COLE HAAN

Jack Boys

October 15, 2019

Dear Jack:

You are receiving this letter in connection with the potential sale of Cole Haan, LLC (the “Company”) or initial public offering of the common stock of a parent organization of the Company.

In connection with the potential initial public offering of the common stock of a parent organization of the Company, you hereby agree to forfeit your right to reimbursement for certain housing and commuting expenses currently being provided to you by the Company (the “Commuting Benefits”). In consideration for such forfeiture, the Company hereby agrees to provide you with a special bonus in the amount of $470,000 (your “Transition Bonus”), subject to applicable tax withholdings.

The Transition Bonus will be paid in equal installments of $235,000 at the beginning of each of the 2021 and 2022 fiscal years, subject to your continued employment at the time of payment. In the event your employment is terminated by you or the Company prior to the end of the 2022 fiscal year, you will be required to repay a portion of the Transition Bonus already paid to you (the “Repayment”), such that following the Repayment, you will retain a pro-rated portion of the Transition Bonus based on the number of days you remained employed during the 2021 and 2022 fiscal years. Notwithstanding the foregoing, in the event you are terminated following a direct or indirect sale of the Company, you will not be required to make any Repayment.

Notwithstanding the foregoing, you and the Company hereby agree that you will forfeit the Commuting Benefits, and the Company will be obligated to provide you with the Transition Bonus, only if an IPO occurs prior to the completion of the 2020 fiscal year. For purposes of this letter, an “IPO” means (i) the initial bona fide underwritten public offering and sale of equity interests of the Company or any subsidiary or parent company of the Company or any successor to the Company or any subsidiary or parent company of the Company through a registration statement (other than a Form S-4 or Form S-8 or any similar or successor forms) filed with, and declared effective by, the Securities and Exchange Commission and pursuant to which such interests are authorized and approved for listing on a national securities exchange, or (ii) a direct listing of the equity interests of the Company or any subsidiary or parent company of the Company or any successor to the Company or any subsidiary or parent company of the Company on a national securities exchange. The forfeiture of the Commuting Benefits will occur following the consummation of the IPO, but no earlier than May 31, 2020.

The Transition Bonus is intended to assist you during the transition period following an IPO, during which time you will no longer be receiving Commuting Benefits. It will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company. For the avoidance of doubt, you will no longer be entitled to any Commuting Benefits or additional bonus payments in respect of the Commuting Benefits after the Transition Bonus is fully paid pursuant to this letter agreement.

Cole Haan, LLC – Transition Bonus Letter

In connection with the potential sale of the Company, the Company hereby agrees that, in the event you are terminated following a direct or indirect sale of the Company, unless the termination is by the Company for Cause (as defined in the employment agreement by and between you and the Company), the Company will reimburse you for any remaining payments due under your existing lease for residence in the New York metropolitan area in a manner consistent with the arrangements in effect as of the date hereof, provided that you agree to use your reasonable best efforts to terminate or sublet any such lease and reimburse reasonable out of pocket and relocation expenses. In the event of a sublease the Company will reimburse you for the difference between the lease cost and sublease cost. In no event shall you enter into a new lease agreement for a period to exceed 12 months and you will use reasonable efforts to enter into shorter lease terms, if necessary.

Any payments payable pursuant to this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated or issued thereunder.

[Signatures Follow]

Sincerely,

/s/ Thomas Linko
Thomas Linko
Chief Financial Officer

Acknowledged and agreed:

/s/ Jack Boys
Jack Boys

Date:	10/15/19